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                                  SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

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                                                Rule 14c-6(e)(2)

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                                EQ Advisors Trust

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Payment of filing fee (Check the appropriate box):

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            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104

                                EQ ADVISORS TRUST

                   SUPPLEMENT DATED FEBRUARY [6], 2004 TO THE
               PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
                                DATED MAY 1, 2003
                                       AND
                              INFORMATION STATEMENT

--------------------------------------------------------------------------------

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-dated Prospectus and Statement of Additional Information of EQ Advisors Trust ("Trust"). You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust's most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104. In addition, the information in this document should be considered to be an Information Statement for purposes of
Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about new investment sub-advisers for the EQ/Technology Portfolio (formerly "EQ/Alliance Technology Portfolio") ("Technology Portfolio") and the EQ/Mercury International Value Portfolio (formerly "EQ/Putnam International Equity Portfolio") ("International Portfolio").

The Equitable Life Assurance Society of the United States ("Equitable") serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust's shares and are located at 1290 Avenue of the Americas, New York, NY 10104. Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the SEC to permit it and the Trust's Board of Trustees to select and replace investment sub-advisers for the Trust ("Advisers") and to amend the advisory agreements between Equitable and the Advisers without obtaining shareholder approval. Accordingly, Equitable is able, subject to the approval of the Trust's Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on December 3, 2003, the Board of Trustees, including the Trustees who are not "interested persons" of the Trust, the Investment Manager, the Advisers or the Distributors (as that term is defined in the Investment Company Act of 1940, as amended) ("Independent Trustees"), unanimously approved the Investment Manager's proposal to (1) convert the Technology Portfolio into a multi-adviser portfolio and replace Alliance Capital Management L.P. ("Alliance") as the Adviser to the Technology Portfolio with RCM Capital Management LLC (formerly "Dresdner RCM Global Investors LLC") ("RCM" or "New Adviser"), Firsthand Capital Management, Inc. ("Firsthand" or "New Adviser") and Wellington Management Company, LLP ("Wellington Management" or "New Adviser") and (2) replace Putnam Investment Management, LLC ("Putnam") as the Adviser to the International Portfolio with Merrill Lynch Investment Managers International Limited ("MLIM International" or "New Adviser"). The Investment Manager's proposal was based on its evaluation of certain personnel changes that recently have occurred at Alliance and Putnam, respectively. Equitable, in its capacity as the Investment Manager of the Trust, will allocate the assets of the Technology Portfolio among the Advisers to the Technology Portfolio.

Factors Considered by the Board

In approving the Investment Advisory Agreement with each New Adviser, the Board of Trustees reviewed and evaluated information furnished by the Investment Manager and each New Adviser. The Board of Trustees also discussed and reviewed the terms of the proposed Investment Advisory Agreements. In addition, the Board of Trustees reviewed and evaluated certain factors, including: (i) the nature, quality and extent of the services expected to be rendered by the New Adviser to the portfolio; (ii) the New Adviser's investment approach, including the extent

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to which the New Adviser's investment style compares to, or correlates with, those of the other Advisers for the portfolio, if any; (iii) the structure of the New Adviser and its ability to provide services to the portfolio, based on its financial condition as well as the credentials, reputation, background and investment experience of its personnel; (iv) the New Adviser's investment, stock selection and research process and its historical performance records relative to a peer group and to other benchmarks; (v) a comparison of the New Adviser's advisory fee with those of other potential advisers as well as the other Advisers for the portfolio, if any, and the reasonableness of such fees in light of the extent and quality of the services to be provided; and (vi) indirect costs and benefits of the New Adviser serving as an Adviser to the portfolio, including costs associated with the transition of assets from the prior Adviser to the New Adviser. Based on its consideration and review of the foregoing information, the Board of Trustees determined that the Investment Advisory Agreement between the Investment Manager and each New Adviser with respect to its respective portfolio was in the best interests of the portfolio and its shareholders. As a result of the Board of Trustees' determination, effective as of December 12, 2003, each New Adviser became an Adviser to its respective portfolio.

Information Regarding the Investment Advisory Agreements

Except as to effective date and compensation, the terms of the new Investment Advisory Agreement between Equitable and each New Adviser for the respective portfolio are substantially similar to those of the old advisory agreement between Equitable and each prior Adviser. The new Investment Advisory Agreement provides that it will remain in effect for its initial term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the portfolio, on sixty days' written notice to Equitable and the New Adviser, or by Equitable or the New Adviser on sixty days' written notice to the Trust and the other party. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by Equitable or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the portfolio, except that nothing in the agreement limits the New Adviser's liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust's prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the respective portfolio or the respective allocated portion of the portfolio advised by the New Adviser, if such statement or omission was made in reliance upon information furnished by the New Adviser to Equitable or the Trust.

Information Regarding the New Advisers for the Technology Portfolio

RCM Capital Management LLC

As one of the Advisers to the Technology Portfolio, RCM will seek to invest in high quality growth companies relying on its fundamental, bottom-up research process combined with a valuation methodology. RCM's stock selection is facilitated through fundamental research and a series of valuation disciplines, focusing on measures such as growth in earnings or dividends and cash flow. RCM's investment approach seeks companies that posses superior management, strong balance sheets, differentiated products or services, substantial unit growth, and strong commitments to research and development. Sector and industry selection, as well as capitalization range decisions, are primarily the result of stock selection. As a growth manager, RCM's philosophy is to focus on longer-term growth and the unique factors that have the potential to drive consistent growth over time. The principal risks of investing in the Technology Portfolio are listed in the Trust Prospectus under the heading "The Principal Risks." These risks are discussed in more detail under the heading "More Information on Principal Risks and Benchmarks" in the Trust Prospectus.

Walter C. Price and Huachen Chen are primarily responsible for the day-to-day management of the portion of the Technology Portfolio's assets allocated to RCM ("RCM Allocated Portion"). Mr. Price has been a Managing

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Director, Senior Analyst and Portfolio Manager of RCM since 1978. Mr. Chen is a
Managing Director, Senior Analyst and Portfolio Manager of RCM and has been associated with RCM since 1985.

For its services to the Technology Portfolio, RCM receives an advisory fee based on the RCM Allocated Portion as follows: 0.70% of the RCM Allocated Portion's average daily net assets up to and including $50 million; 0.65% of the RCM Allocated Portion's average daily net assets in excess of $50 million up to and including $100 million; 0.60% of the RCM Allocated Portion's average daily net assets in excess of $100 million up to and including $250 million; and 0.55% of the RCM Allocated Portion's average daily net assets in excess of $250 million. For purposes of calculating the advisory fee payable to RCM, net assets of the RCM Allocated Portion will be combined with RCM's allocated portions of AXA Premier Technology Fund and AXA Premier VIP Technology Portfolio, each an affiliated portfolio for which RCM also serves as an investment sub-adviser. Equitable (and not the Technology Portfolio) is responsible for the payment of advisory fees to each of the Advisers. The management fee for the Technology Portfolio will not change as a result of appointing RCM as an Adviser to the portfolio.

RCM is a Delaware limited liability company and an indirect wholly-owned subsidiary of Allianz AG, a European-based, multi-national insurance and financial services holding company. The principal office of RCM is located at Four Embarcadero Center, San Francisco, California 94111. RCM is the global asset management platform of Dresdner Bank AG asset management companies, which includes Caywood Scholl Capital Management in the United States and various affiliates in the United Kingdom, Australia, Singapore, Hong Kong and Spain. As of December 31, 2003, RCM managed approximately $1.3 billion in its global technology discipline. For other comparable sub-advisory funds, RCM receives advisory fees at an annual rate that range from 0.70% to 1.00%.

The managing member of RCM is RCM US Holdings LLC, an indirect wholly-owned subsidiary of Allianz AG, and RCM's Chief Executive Officer is Udo Frank. The address for Mr. Frank and RCM US Holdings LLC is Four Embarcadero Center, San Francisco, California 94111.

Firsthand Capital Management, Inc.

As one of the Advisers to the Technology Portfolio, Firsthand anticipates investing in technology companies that it believes hold dominant competitive positions in high-growth industries. Firsthand generally utilizes the following steps in its stock selection process: (1) recognize emerging trends within the technology sector, (2) identify the products and companies best positioned to benefit from these trends, (3) perform valuation analysis on target companies, and (4) purchase a security when the investment adviser believes its intrinsic value exceeds its current market price. Although investments generally will not be restricted by market capitalizations, they will tend to include well-established companies in the mid-to large capitalization range. Attributes that Firsthand considers in determining whether to employ a buy discipline include seeking companies with innovative technologies that enable new products and markets, rapidly growing opportunities with a large potential market, management team with proven expertise, high potential operating level and high barriers to competition. Factors included in Firsthand's sell discipline include deteriorating company fundamentals, price risk (e.g., profit-taking upon appreciation or stock reaching target price based on valuation model), and better opportunities. The principal risks of investing in the Technology Portfolio are listed in the Trust Prospectus under the heading "The Principal Risks." These risks are discussed in more detail under the heading "More Information on Principal Risks and Benchmarks" in the Trust Prospectus.

Kevin M. Landis is primarily responsible for the day-to-day management of the portion of the Technology Portfolio's assets allocated to Firsthand ("Firsthand Allocated Portion"). Mr. Landis is the Chief Investment Officer of Firsthand. Mr. Landis co-founded the firm in 1993 and has been a Portfolio Manager with Firsthand since 1994.

For its services to the Technology Portfolio, Firsthand receives an advisory fee based on the Firsthand Allocated Portion as follows: 0.75% of the Firsthand Allocated Portion's average daily net assets up to and including $30 million; 0.68% of the Firsthand Allocated Portion's average daily net assets in excess of $30 million up to and including $50 million; and 0.60% of the Firsthand Allocated Portion's average daily net assets in excess of $50 million. For purposes of calculating the advisory fee payable to Firsthand, net assets of the Firsthand Allocated Portion will be combined with Firsthand's allocated portions of AXA Premier Technology Fund and AXA Premier VIP Technology Portfolio, each an affiliated portfolio for which Firsthand also serves as an investment sub-adviser. Equitable (and not the Technology Portfolio) is responsible for the payment of advisory fees to each of the Advisers.

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The management fee for the Technology Portfolio will not change as a result of appointing Firsthand as an Adviser to the portfolio.

Firsthand is a California corporation, which is owned entirely by its employees. The principal office of Firsthand is located at 125 South Market, Suite 1200, San Jose, California 95113. Mr. Landis is the controlling shareholder of Firsthand and is also the firm's President and Director. As of December 31, 2003, Firsthand managed approximately $1.4 billion in assets. For other comparable sub-advisory funds, Firsthand receives advisory fees at an annual rate that range from 0.60% to 0.75%.

Wellington Management Company, LLP

As one of the Advisers to the Technology Portfolio, Wellington Management anticipates that the allocated portion of the Technology Portfolio advised by it generally will be relatively concentrated. Wellington Management's investment approach to technology sector investing is based on analyzing the competitive outlook for various sub-sectors of the technology industry, identifying those sub-sectors likely to benefit from the current and expected future environment, and identifying individual opportunities within each sub-sector. Wellington Management believes that, while technology companies tend to have high growth rates, their varying earnings visibility and cyclicality cause their stocks to carry a range of valuations spanning both the growth and value spectrums. Security selection decisions are based on an in-depth fundamental analysis and valuation. Stocks purchased typically share the following attributes: (1) a positive change in operating results is anticipated, (2) unrecognized or undervalued capabilities are present, or (3) the quality of management indicates that the factors mentioned above will be converted to shareholder values. Stocks typically are sold when: (1) target prices are achieved, (2) earnings/return expectations are marked down due to fundamental changes in the company's operating outlook, or (3) more attractive values in a comparable company are available. The principal risks of investing in the Technology Portfolio are listed in the Trust Prospectus under the heading "The Principal Risks." These risks are discussed in more detail under the heading "More Information on Principal Risks and Benchmarks" in the Trust Prospectus.

The day-to-day management of the portion of the Technology Portfolio allocated to Wellington Management ("Wellington Management Allocated Portion") will be made by a team of investment professionals.

For its services to the Technology Portfolio, Wellington Management receives an advisory fee based on the Wellington Management Allocated Portion as follows:
0.65% of the Wellington Management Allocated Portion's average daily net assets up to and including $50 million; 0.55% of the Wellington Management Allocated Portion's average daily net assets in excess of $50 million up to and including $100 million; and 0.45% of the Wellington Management Allocated Portion's average daily net assets in excess of $100 million. For purposes of calculating the advisory fee payable to Wellington Management, net assets of the Wellington Management Allocated Portion will be combined with Wellington Management's allocated portions of AXA Premier Technology Fund and AXA Premier VIP Technology Portfolio, each an affiliated portfolio for which Wellington Management also serves as an investment sub-adviser. Equitable (and not the Technology Portfolio) is responsible for the payment of advisory fees to each of the Advisers. The management fee for the Technology Portfolio will not change as a result of appointing Wellington Management as an Adviser to the portfolio.

Wellington Management is a Massachusetts limited liability partnership, which is owned entirely by its partners, all of whom are full-time professional members of the firm. The principal office of Wellington Management is located at 75 State Street, Boston, Massachusetts 02109. Wellington Management is a professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowments, foundations and other institutions. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. As of December 31, 2003, Wellington Management managed approximately $1.3 billion in its global technology discipline. For other comparable sub-advisory funds, Wellington Management receives advisory fees at an annual rate that range from 0.30% to 0.45%.

The managing partners of Wellington Management are Duncan M. McFarland, Laurie
A. Gabriel and John R. Ryan. Members of Wellington Management's Executive Committee are Nicholas C. Adams, Robert L. Evans, Laurie A. Gabriel, Paul J. Hamel, George C. Lodge, Jr., Duncan M. McFarland, Saul J. Pannell, John R. Ryan and Perry Traquina. The address for each of the foregoing is 75 State Street, Boston, Massachusetts 02109.

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Information Regarding the New Adviser for the International Portfolio

As the Adviser to the International Portfolio, MLIM International anticipates that it will invest primarily in stocks of companies in developed countries located outside the United States. In investing the portfolio's assets, MLIM International expects to follow a value investing style, focusing on stocks that it believes are currently undervalued by the market and thus have a lower price than their true worth. Typical value characteristics include low price-to-earnings ratio relative to the cost of capital and other intrinsic characteristics, high yield relative to the market and financial strength. Stocks may be "undervalued" because they are part of an industry that is out of favor with investors generally even though individual companies in those industries may have higher rates of growth of earnings and be financially sound. Central to MLIM International's investment philosophy is the belief that active management with strong bottom-up stock selection is the key to long-term performance. MLIM International's investment process combines both quantitative and qualitative disciplines to seek to identify companies that offer both attractive valuations as well as evidence of a catalyst. Stock selection is the primary driver of both sector and country allocations. The principal risks of investing in the International Portfolio are listed in the Trust Prospectus under the heading "The Principal Risks." These risks are discussed in more detail under the heading "More Information on Principal Risks and Benchmarks" in the Trust Prospectus.

The day-to-day management of the International Portfolio will be made by a team of investment professionals led by James Macmillan. Mr. Macmillan is a Managing Director and Senior Portfolio Manager and has been with MLIM International or one of its advisory affiliates since 1993.

For its services to the International Portfolio, MLIM International receives an advisory fee as follows: 0.44% of the International Portfolio's average daily net assets up to and including $100 million; 0.42% of the International Portfolio's average daily net assets in excess of $100 million up to and including $200 million; and 0.40% of the International Portfolio's average daily net assets in excess of $200 million. Equitable (and not the International Portfolio) is responsible for the payment of advisory fees to MLIM International. The management fee for the International Portfolio will not change as a result of appointing MLIM International as the Adviser to the portfolio.

MLIM International is a company organized under the laws of England and Wales and is an affiliate of Fund Asset Management, L.P. The principal office of MLIM International is located at 33 King William Street, London EC4R 9AS, England. Fund Asset Management, L.P. and its advisory affiliates serve as investment adviser to registered investment companies and provide investment advisory services for individuals and institutions worldwide. As of December 31, 2003, MLIM International managed approximately $940 million in its international value discipline. For other comparable sub-advisory funds, MLIM International receives advisory fees at an annual rate that range from 0.40% to 0.44%.

MLIM International is an indirect wholly-owned subsidiary of Merrill Lynch & Co, Inc. and a constituent entity of Merrill Lynch Investment Managers. Robert C. Doll is the President of Merrill Lynch Investment Managers. The address for Mr. Doll and Merrill Lynch Investment Managers is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

                                    * * * * *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust's Board of Trustees, each of the Technology Portfolio and the International Portfolio may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or the Adviser(s). For the fiscal year ended December 31, 2003, the Technology Portfolio paid $30,509 in brokerage commissions to Sanford C. Bernstein & Co. LLC, an affiliated broker of the Investment Manager, representing 1.9% of the portfolio's total brokerage commissions. For the fiscal year ended December 31, 2003, the International Portfolio did not engage in any brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser.

Control Persons and Principal Holders

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Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust's shares as of [January __, 2004]. Equitable is organized as a New York stock life insurance company and is a wholly-owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a "series" type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. [As of January __, 2004, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Technology Portfolio and the International Portfolio, respectively, and no Contractowner owned Contracts entitling such person to give voting instructions regarding more than 5% of the outstanding shares of each class of the Technology Portfolio and the International Portfolio, respectively.]

              A copy of the Trust's 2003 Annual Report is attached.

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